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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Helmerich & Payne, Inc. for the registration of debt securities, preferred stock, common stock, warrants, rights, units and guarantees of debt securities and to the incorporation by reference therein of our reports dated November 16, 2018, with respect to the consolidated financial statements of Helmerich & Payne, Inc., and the effectiveness of internal control over financial reporting of Helmerich & Payne, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
January 25, 2019

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm